Exhibit 99.1

NEWS RELEASE                                                                                   [LUFKIN LOGO]

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Vice President, Treasurer/CFO
(936) 637-5325

LUFKIN INDUSTRIES ANNOUNCES THE COMPLETION OF

TWO STRATEGIC ACQUISITIONS IN ITS OIL FIELD DIVISION

LUFKIN, Texas (August 12, 2003)—Lufkin Industries, Inc. (Nasdaq/NM: LUFK) today announced that it has completed two strategic acquisitions that will expand its Oil Field division. Lufkin completed the purchase of the remaining shares of Lufkin Argentina S.A., its 1992 Argentina joint venture with Baker Hughes, Inc. Lufkin Argentina manufactures and services oil field pumping units and automation equipment for use in Argentina and other South American countries. Earlier this month, Lufkin also purchased the operating assets of Basin Technical Services in Midland, Texas. This acquisition enhances Lufkin’s product and service offerings in the growing oil field automation marketplace. Lufkin expects these acquisitions to be accretive to its financial results.

Commenting on the announcement, Douglas V. Smith, president and chief executive officer of Lufkin, said, “Consistent with our long-term growth strategies, these acquisitions reflect our ability in a relatively difficult market environment to leverage our position of industry leadership and our strong balance sheet to enhance our products and services. Through our Argentine acquisition, we are completing a successful ten-year relationship with Baker Hughes that we believe will enable Lufkin to expand its participation in this major international market. In addition, the Basin acquisition increases our service offerings in oil field automation, a growing market for Lufkin.”

Smith added, “These accretive acquisitions represent Lufkin’s commitment to expand both its presence and leadership position in the domestic and international oil field markets. We will continue to evaluate additional opportunities to achieve our long-term goals.”

Lufkin Industries, Inc. sells and services power transmission products, oil field pumping units, foundry castings and highway trailers throughout the world. Lufkin has vertically integrated all vital technologies required to design, manufacture and market its products.

This release may contain certain forward-looking statements, including by way of illustration and not of limitation, statements relating to liquidity, revenues, expenses and margins. Lufkin strongly encourages readers to note that some or all of the assumptions, upon which such forward-looking statements are based, are beyond Lufkin’s ability to control or estimate precisely and may in some cases be subject to rapid and material changes.

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